                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-59997

PRICING SUPPLEMENT
------------------
(To prospectus supplement dated February 17, 1999 and prospectus dated July 30,
1998)

                                  $20,687,000

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B
0.25% Callable and Exchangeable Stock Portfolio-Linked Notes due April 27, 2006
                Linked to the performance of the common stock of
               Pfizer Inc., Sepracor Inc. and Warner-Lambert Co.
                             ----------------------

The notes:                                Payment formula:

 . Issue price for each note equals        . For each $1,000 principal amount of
  $1,094.39, plus accrued interest,         the notes you own, the amount you will
  if any, from April 27, 1999.              receive at maturity will equal the
                                            greater of:
 . We will pay you interest on the notes
  semi-annually at a rate per year            . the sum of the products, for each
  equal to 0.25%.                               of the portfolio securities, of the
                                                average market price of the common
 . We may redeem all of the notes, at            stock for each of the portfolio
  our option, or you may exchange any           securities and the applicable share
  number of notes you own at your option,       multipliers determined as described
  before their maturity for an amount           in this pricing supplement; provided,
  in U.S. Dollars based on the formula          however, that if the amount you
  described in this prospectus                  receive at maturity is based on this
  supplement.                                   formula, you will not receive accrued
                                                interest from and including October 27,
 . At maturity, for each note you own,           2005 through the maturity date; or
  we will pay you an amount in U.S.
  dollars based on the formula                 . $1,000 plus accrued and unpaid interest
  described in this pricing supplement.          through but excluding the maturity date.

 . The notes have been approved for        . The share multipliers and the calculation
  listing on the American Stock Exchange    of the market prices of the portfolio
  under the trading symbol "MLD.A".         securities may be subject to adjustment
                                            from time to time.


                    Investing in the notes involves risks.
     See "Risk Factors" beginning on page PS-6 of this pricing supplement.

          Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                              Merrill Lynch & Co.

                             ----------------------

             The date of this pricing supplement is April 15, 1999.

Terms of the notes:

Aggregate principal amount....................  $20,687,000

Issuer........................................  Merrill Lynch & Co., Inc.

                                                References to "ML&Co." are to
                                                Merrill Lynch & Co., Inc.

Maturity date.................................  April 27, 2006.

Interest rate.................................  0.25% per year. Interest on the note will be computed on the
                                                basis of a 360-day year of
                                                twelve 30-day months.

Interest payment dates........................  April 27 and October 27, commencing October 27, 1999.

Specified currency............................  U.S. dollars.

Principal amount..............................  $1,000 per note.

Issue price...................................  $1,094.39 per note.

Pricing date..................................  April 22, 1999.

Original issue date...........................  April 27, 1999.

CUSIP.........................................  59018S 2T0

Form of notes.................................  Book-entry only.

Denominations.................................  We will issue and sell the notes in denominations of $1,000 and
                                                integral multiples of $1,000
                                                only.

Trustee.......................................  The Chase Manhattan Bank.

Portfolio securities..........................  The Pfizer Inc. common stock, the Sepracor Inc. common stock
                                                and the Warner-Lambert Co.
                                                common stock are referred to
                                                collectively as the portfolio
                                                securities.

Amount payable at maturity....................  At maturity, whether as a result of acceleration or otherwise,
                                                you will receive for each $1,000
                                                principal amount of the notes,
                                                an amount in U.S. dollars equal
                                                to the greater of:

                                                .  the sum of the products, for
                                                   each of the portfolio
                                                   securities, of the applicable
                                                   share multiplier multiplied
                                                   by the applicable average
                                                   market price of each of the
                                                   portfolio securities for the
                                                   five scheduled Trading Days
                                                   ending on and including the
                                                   third
                                                   scheduled Trading Day
                                                   immediately prior to
                                                   maturity; provided, however,
                                                   that if the payment at
                                                   maturity is based on this
                                                   formula, you will not receive
                                                   accrued interest from and
                                                   including October 27, 2005
                                                   through the maturity date; or

                                                .  $1,000 plus accrued and
                                                   unpaid interest through but
                                                   excluding the maturity date.

ML&Co. redemption.............................  We may redeem all of the notes, at any time, on a Business Day
                                                beginning on April 28, 2002,
                                                upon not more than 30 nor fewer
                                                than 15 calendar days notice to
                                                you. Any date on which we give
                                                you notice that we are redeeming
                                                the notes is referred to as a
                                                redemption notice date.

                                                If we redeem the notes, for each
                                                $1,000 principal amount of the
                                                notes you own, we will pay you
                                                an amount in U.S. dollars equal
                                                to the greater of:

                                                .  the sum of the products, for
                                                   each of the portfolio
                                                   securities, of the applicable
                                                   share multiplier multiplied
                                                   by the applicable average
                                                   market price of each of the
                                                   portfolio securities for the
                                                   five Trading Days immediately
                                                   following the applicable
                                                   redemption notice date;
                                                   provided, however, that if
                                                   the amount you receive is
                                                   based on this formula, you
                                                   will not receive accrued
                                                   interest from and including
                                                   the immediately preceding
                                                   interest payment date through
                                                   the date of redemption; or

                                                .  $1,000 plus accrued and
                                                   unpaid interest on your notes
                                                   through but excluding the
                                                   date of redemption.

                                                If we redeem the notes, you are
                                                precluded from exercising the
                                                holder exchange right as of the
                                                redemption notice date.

Holder exchange right.........................  At any time beginning June 30,
                                                1999 and ending 15 scheduled
                                                Trading Days before the maturity
                                                date, upon written notice to the
                                                calculation agent and the
                                                trustee, you may exchange your
                                                notes for an amount in U.S.
                                                dollars equal to the Exchange
                                                Amount. Any date on which you
                                                give us notice to cause us to
                                                exchange your notes is referred
                                                to as the exchange notice date.
                                                If the calculation agent
                                                receives your notice after 3:00
                                                p.m. on any Trading Day, the
                                                calculation agent will consider
                                                your notice as received on the
                                                following Trading Day.

                                                If you choose to exercise your
                                                holder exchange right, ML&Co.
                                                may no longer redeem the notes
                                                as of the
                                                applicable exchange notice date.

Exchange Amount...............................  For each $1,000 principal amount of the notes you exchange, the
                                                Exchange Amount will equal an
                                                amount in U.S. dollars equal to
                                                the sum of the products, for
                                                each of the portfolio
                                                securities, of the applicable
                                                share multiplier multiplied by
                                                the applicable market price of
                                                each of the portfolio securities
                                                on the Business Day following
                                                the day the calculation agent
                                                receives written notice of your
                                                intention to exchange your
                                                notes; provided, however, you
                                                will not receive accrued
                                                interest from and including the
                                                immediately preceding interest
                                                payment date through the date of
                                                exchange.

Share multipliers.............................  Initially the share multipliers equal:

                                                .  2.2352 in the case of the
                                                   Pfizer Inc. common stock,

                                                .  2.8383 in the case of the
                                                   Sepracor Inc. common stock,
                                                   and

                                                .  4.1433 in the case of Warner-
                                                   Lambert Co. common stock.

                                                The initial share multiplier
                                                relating to each portfolio
                                                security is equal to the product
                                                of 0.86, the exchange ratio, and
                                                an initial number of shares for
                                                each portfolio security, based
                                                on the initial price of such
                                                portfolio security, included in
                                                the calculation of an initial
                                                portfolio value so that each
                                                portfolio security represents an
                                                approximately equal percentage
                                                of the portfolio as described in
                                                the section entitled "The
                                                Portfolio". The initial price of
                                                each portfolio security used to
                                                calculate the initial share
                                                multiplier relating to each such
                                                portfolio security was
                                                determined by the calculation
                                                agent. The respective share
                                                multipliers and the calculation
                                                of the market prices of
                                                portfolio securities will remain
                                                constant for the term of the
                                                notes unless adjusted for
                                                certain corporate events
                                                described in the section
                                                entitled "Dilution and
                                                Reorganization Adjustments".

Market price..................................  For any date of determination on any Trading Day, the market
                                                price means the official closing
                                                price, in the afternoon session,
                                                as applicable, of one share of
                                                any portfolio security as
                                                reported by the principal
                                                exchange on which each of the
                                                portfolio securities is traded
                                                on that date.

                                                If the official closing price is
                                                not available for any reason,
                                                including, without limitation,
                                                the occurrence of a

                                                Market Disruption Event, the
                                                market price for any portfolio
                                                security for any date will be
                                                the arithmetic mean, as
                                                determined by the calculation
                                                agent, of the bid prices for the
                                                security obtained from as many
                                                dealers in the security, but not
                                                exceeding three, as have made
                                                the bid prices available to the
                                                calculation agent after 3:00
                                                p.m., local time in the
                                                principal market, on such date.

Trading Day...................................  A day on which the New York
                                                Stock Exchange, the AMEX and the
                                                NASDAQ Stock Market are open for
                                                trading, as determined by the
                                                calculation agent.

Business Day..................................  Any day other than a Saturday or
                                                Sunday that is neither a legal
                                                holiday nor a day on which
                                                banking institutions are
                                                authorized or required by law or
                                                regulation to close in The City
                                                of New York.

Calculation agent............................   Merrill Lynch, Pierce, Fenner &
                                                Smith Incorporated.

                                                References to "MLPF&S" are to
                                                Merrill Lynch, Pierce,
                                                Fenner & Smith Incorporated.

                                                All determinations made by the
                                                calculation agent shall be at
                                                the sole discretion of the
                                                calculation agent and, absent
                                                manifest error, shall be
                                                conclusive for all purposes and
                                                binding on ML&Co. and beneficial
                                                owners of the notes.

                                                All percentages resulting from
                                                any calculation on the notes
                                                will be rounded to the nearest
                                                one hundred-thousandth of a
                                                percentage point, with five one-
                                                millionths of a percentage point
                                                rounded upwards, e.g., 9.876545%
                                                (or .09876545) would be rounded
                                                to 9.87655% (or .0987655), and
                                                all dollar amounts used in or
                                                resulting from such calculation
                                                will be rounded to the nearest
                                                cent with one-half cent being
                                                rounded upwards.

                                 RISK FACTORS

     Your investment in the notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes are subject to redemption before their maturity

     We may elect to redeem all of the notes on any Business Day beginning on April 28, 2002, upon not more than 30 nor fewer than 15 calendar days notice to you. In the event that we elect to redeem the notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled had you held the notes until maturity.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The amount we pay you at maturity may be less than the return you could earn on other investments. The terms of the notes differ from the terms of ordinary debt securities because the amount payable at maturity in excess of the principal amount is based substantially on the appreciation in price, if any, of the portfolio securities on five Trading Days shortly before the stated maturity date. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co, with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return on the notes will not reflect the payment of dividends

     The calculation of the market price of the portfolio security and any amounts payable to you at maturity or upon any redemption or exchange, as the case may be, does not take into consideration the value of cash dividends, if any, paid on the portfolio securities, other than as described in the section entitled "Dilution and Reorganization Adjustments". Your return will not be the same as the return you could earn by owning the portfolio securities directly and receiving the dividends, if any, paid on that stock.

There may be an uncertain trading market for the notes

     The notes have been approved for listing on the AMEX under the symbol "MLD.A", subject to official notice of issuance. There is no historical information to indicate how the notes will trade in the secondary market. Listing the notes on the AMEX does not necessarily ensure that a liquid trading market will develop for the notes. The development of a liquid trading market for the notes will depend on our financial performance and other factors such as the appreciation, if any, in the price of the portfolio securities. In addition, it is unlikely that the secondary market price of the notes will correlate exactly with the value of the portfolio securities.

     If the trading market for the notes is limited, there may be a limited number of buyers when you decide to sell your notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive upon such sale.

There are many factors affecting trading value of the notes

     The value of the portfolio securities and a number of other factors will affect the trading value of the notes. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may offset or magnify the effect of another factor. The following paragraphs describe the expected impact on the trading value of the notes given a change in a specific factor, assuming all other conditions remain constant.

        .     Value of the portfolio securities. The market value of the notes will depend substantially on the value of the portfolio securities. In general, the value of the notes will decrease as the value of the portfolio securities decreases and the value of the notes will increase as the value of the portfolio securities increases. However, as the value of the portfolio securities increase or decrease, the value of the notes is not expected to increase or decrease at the same rate as the change in value of the portfolio securities. You should understand that for each $1,000 principal amount of the notes that you own, you will not receive more than $1,000 on the maturity date unless the market price of the portfolio securities has appreciated by more than 16.28% from the original issue date to the period in which the calculation agent calculates the amount payable at maturity on the notes. Additionally, political, economic and other developments that can affect the capital markets generally and the market segment of which Pfizer Inc., Sepracor Inc. and Warner-Lambert Co. are a part, and over which we have no control, may affect the value of the portfolio securities and, consequently, may also affect the value of the notes.

        .       Interest rates. In general, we anticipate that if U.S. interest rates increase, the trading value of the notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the notes will increase. Generally, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of the portfolio securities. Rising interest rates may lower the value of the portfolio security and, as a result, the value of the notes. Falling interest rates may increase the value of the portfolio securities and, as a result, may increase the value of the notes.

        .       Volatility of the portfolio securities. Volatility is the term used to describe the size and frequency of market price and/or fluctuations. Generally, if the volatility of the portfolio securities increases, we expect that the trading value of the notes will increase and if the volatility of the portfolio securities decreases, we expect that the trading value of the notes will decrease.

        .       Time remaining to maturity. We believe that before the maturity date the notes will trade at a value above that which would be expected based on the value of the portfolio securities. Generally, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the portfolio securities. As a result, as the time remaining to maturity decreases, any premium attributed to the trading value of the notes will diminish, decreasing the trading value of the notes, as applicable.

        .       Dividend yields. Generally, if the dividend yield, if any, on a portfolio security increases, we expect that the value of the notes will decrease, and conversely, if the dividend yield, if any, on a portfolio security decreases, we expect that the value of the notes will increase.

        .       Changes in our credit ratings. Our credit ratings are an
           assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the percentage increase in the value of the portfolio security, an improvement in our credit ratings will not reduce the investment risks related to the notes.

     It is important for you to understand that a decrease in the trading value of the notes resulting from the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the notes attributable to another factor, such as an increase in the value of the portfolio securities.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The amount payable at maturity is not subject to adjustment for all corporate events

     The amount that you are entitled to receive on the maturity date or upon earlier redemption or exchange of the notes is subject to adjustment for the specified corporate events affecting Pfizer Inc., Sepracor Inc. or Warner-Lambert Co. and their common stock described in the section entitled "Dilution and Reorganization Adjustments". However, these adjustments do not cover all corporate events that could affect the market price of the portfolio securities. The occurrence of any other event not described under "Dilution and Reorganization Adjustments" may adversely affect the determination of the market price and the trading value of the notes.

No affiliation between ML&Co. and the issuers of the portfolio securities

     We are not affiliated with the issuers of the portfolio securities, and they have no obligations with respect to the notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the notes into consideration for any reason. The issuers of the portfolio securities will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination or calculation of the amount receivable by beneficial owners of the notes on the maturity date. In addition, the issuers of the portfolio securities are not involved with the administration or trading of the notes and have no obligations with respect to the amount receivable by beneficial owners of the notes.

As a holder of the notes, you have no stockholder rights with respect to the portfolio securities

     You will not be entitled to any rights with respect to the portfolio securities including, without limitation, the right to receive dividends or other distributions, if any, on, to vote or to tender or exchange the portfolio securities in any tender or exchange offer by the issuers of the portfolio securities or any third party.

Purchases and sales of the portfolio securities by us and our affiliates may affect your return

     We have entered into hedging arrangements related to the portfolio securities with one of our affiliates in connection with our obligations under the notes. In connection therewith, our affiliate will purchase shares of the portfolio securities in the secondary market on or before the pricing date and will purchase and sell shares of the portfolio securities in the secondary market during the term of the notes.

We or any of our affiliates, including MLPF&S, may from time to time buy or sell the portfolio securities for our own accounts for business reasons or in connection with hedging our obligations under the notes. These transactions could affect the price of the portfolio securities, including during the period when the amount payable at maturity is determined, in a manner that would be adverse to your investment in the notes.

Amounts payable on the notes may be limited by state law

     New York State laws govern the 1993 Indenture under which the notes will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interests

     The calculation agent for the notes is one of our subsidiaries. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interests between the calculation agent and the holders of the notes. These conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event (as defined below) has occurred or in connection with judgments that the calculation agent would be required to make with respect to certain anti-dilution and reorganization adjustments to the market price of any of the portfolio securities. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

     We anticipate entering into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due under the notes. Our subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

     You should also consider the tax consequences of investing in the notes, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

     We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copying charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

The issuers of the portfolio securities

     The issuers of the portfolio securities also file reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by the issuers pursuant to the Exchange Act can be located at the SEC's facilities or accessed through the SEC's website by reference to SEC file number 103619 for Pfizer Inc., 019410 for Sepracor Inc. and 103608 for Warner-Lambert Co. You may also inspect certain of the issuers' SEC reports and other information at the New York Stock Exchange. In addition, information regarding the issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
We make no representation or warranty as to the accuracy or completeness of any such information or reports.

                    DILUTION AND REORGANIZATION ADJUSTMENTS

     The share multiplier with respect to any portfolio security used to calculate the amount payable to you value on any date of determination is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

Stock splits and reverse stock splits

     If a portfolio security is subject to a stock split or reverse stock split, then once any split has become effective, the share multiplier relating to such portfolio security will be adjusted to equal the product of the prior share multiplier and the number of shares which a holder of one share of common stock of the issuer of such portfolio security before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

     If a portfolio security is subject to a stock dividend, i.e., issuance of additional shares of the portfolio security, that is given ratably to all holders of shares of common stock of the issuer of such portfolio security, then once such shares are trading ex-dividend, the share multiplier will be adjusted so that the new share multiplier shall equal the prior share multiplier plus the product of:

     . the number of shares of such portfolio security issued with respect to one share of such portfolio security, multiplied by

     .  the prior share multiplier.

Extraordinary Dividends

     There will be no adjustments to the share multiplier to reflect cash dividends or distributions paid, if any, with respect to a portfolio security other than distributions described under clause (e) of the section entitled "-- Reorganization Events" below and Extraordinary Dividends as described below.

     An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to a portfolio security to the extent such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for such portfolio security by an amount equal to at least 10% of the market price of such portfolio security on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to a portfolio security, the share multiplier will be adjusted on the Trading Day preceding the payment of any dividend, the payment of which caused an Extraordinary Dividend to be paid (the "ex-dividend date"), so that the new share multiplier will equal the product of:

     .  the then-current share multiplier, multiplied by

     . a fraction, the numerator of which is the closing price per share of the common stock of the issuer of such portfolio security on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

     The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a portfolio security will equal:

     . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend, or

     . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend.

     To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on a portfolio security described in clause (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the share multiplier pursuant only to clause (e) under the section entitled "-- Reorganization Events".

Issuance of transferable rights or warrants

     If the issuer of one of the portfolio securities issues transferable rights or warrants to all holders of such portfolio security to subscribe for or purchase such portfolio security, including new or existing rights to purchase such portfolio security pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less that the closing price of one share of such portfolio security on:

        . the date the exercise price of such rights or warrants is determined and

        . the expiration date of such rights or warrants, then, in each case, if the expiration date of such rights or warrants precedes the maturity date, then the share multiplier will be adjusted to equal the product of the prior share multiplier and a fraction, the numerator of which shall be the number of shares of such portfolio security outstanding immediately prior to such issuance plus the number of additional shares of such portfolio security offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such portfolio security outstanding immediately prior to such issuance plus the number of additional shares of such portfolio security which the aggregate offering price of the total number of shares of such portfolio security so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price of one share of such portfolio security on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

Reorganization events

        If before the maturity date of the notes,

        (a) there occurs any reclassification or change of any portfolio security,

        (b) the issuer of such portfolio security, or any surviving entity or subsequent surviving entity of the issuer of such portfolio security (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

        (c) any statutory exchange of securities of any issuer of the portfolio securities or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

        (d)     any issuer of the portfolio securities is liquidated,

        (e) any issuer of the portfolio securities issues to all of its shareholders equity securities of an issuer other than such issuer of the portfolio securities, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

        (f) a tender or exchange offer is consummated for all the outstanding shares of any issuer of the portfolio securities (any such event in clauses (a) through (f) a "Reorganization Event"),

the market price for any such portfolio security shall be equal to the Reorganization Event Value.

        The "Reorganization Event Value" shall be determined by the calculation agent and shall equal:

        . the Transaction Value related to the relevant Reorganization Event, plus

        . in the event described in clause (1) below only, interest on such Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such Reorganization Event until the stated maturity date or upon earlier redemption or exchange, as the case may be, at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of ML&Co. with a term equal to the remaining term of the notes.

        "Transaction Value" means the sum of the following:

            (1)         for any cash received in any such Reorganization Event,
                an amount equal to the amount of cash received per share of the common stock of such portfolio security multiplied by the share multiplier in effect on the date all of the holders of shares of such portfolio security have agreed or have become irrevocably obligated to exchange such shares,

            (2)         for any property other than cash or securities received
                in any such Reorganization Event, the market value, as determined by the calculation agent, of such property received for each share of such portfolio security at the date of the receipt of such property multiplied by the then current share multiplier,

            (3)         for any security received in any such Reorganization
                Event, an amount equal to (a) the quantity of such security received for each share of such portfolio security multiplied by the then current share multiplier multiplied by (b) the average market price of such security for the five scheduled Trading Days ending on and including the third scheduled Trading Day immediately prior to the maturity date or date of early redemption, as the case may be; provided, however, in the event you elect to exchange you notes, the market price for such security will be on the Business Day following the day the calculation agent receives written notice of your intention to exchange your notes, and

            (4)         for any security received in the case of a Spin-off
                Event, in addition to the shares of such portfolio security, an amount equal to (a) the quantity of each such security received for each share of such portfolio security multiplied by the then current share multiplier applicable to such portfolio security multiplied by (b) the average market price per share of such security for the five scheduled Trading Days ending on and including the third scheduled Trading Day immediately prior to the maturity date or date of early redemption, as the case may be; provided, however, in the event you elect to exchange you notes, the market price for such security will be on the Business Day following the day the calculation agent receives written notice of your intention to exchange your notes. The share multiplier with respect to any such securities shall equal the product of the share multiplier in effect for the relevant portfolio security at the time of the issuance of such securities multiplied by the number of shares of such securities issued with respect to one share of such portfolio security. The share multiplier of any such securities will be subject to the same adjustments as that of the share multiplier of the portfolio security.

     "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of the portfolio security with respect to which the spun-off security was issued.

     For purposes of this section, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property, in an amount determined on the basis of the rate of exchange in such tender or exchange offer. In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Adjustments to the share multiplier

     No adjustments to the share multiplier will be required unless such share multiplier adjustment would require a change of at least 0.1% in the share multiplier then in effect. The share multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     No adjustments to the share multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the calculation agent to make additional adjustments to the share multiplier to reflect changes occurring in relation to any portfolio security or any other Exchange Property in other circumstances where ML&Co. determines that it is appropriate to reflect such changes. The required adjustments specified above do not cover all events that could affect the market price or closing price, as applicable, of such portfolio security, including, without limitation, a partial tender or exchange offer for such portfolio security.

     MLPF&S, as calculation agent, shall be solely responsible for the determination and calculation of any adjustments to the share multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations with respect thereto shall be conclusive absent manifest error.

     No adjustments will be made for certain other events, such as offerings of the common stock of the issuer of such portfolio security by the issuers of such portfolio security for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for the common stock of the issuer of such portfolio security by such issuer or any third party.

     ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the share multiplier, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the notes of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted share multiplier.

                            MARKET DISRUPTION EVENT

     "Market Disruption Event" means:

          (1) a suspension, absence (including the absence of an official closing price, if applicable) or material limitation of trading of any portfolio security on the NYSE, NASDAQ Stock Market or other relevant securities exchanges for more than two hours of trading or during the one-half hour period preceding or at the close of trading in such market, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to any portfolio security, if available, during the one-half hour period preceding or at the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

          (2) a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co. or any of its affiliates to unwind all or a material portion of the hedge with respect to the notes.

     For purposes of determining whether a Market Disruption Event has occurred:

          (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

          (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event,

          (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or NASDAQ Stock Market (or other regulatory organization with jurisdiction over the NYSE, NASDAQ Stock Market or other relevant securities exchanges, as applicable) on trading during significant market fluctuations will constitute a suspension or material limitation of trading in any portfolio security,

          (4) a suspension of trading in an options contract on any portfolio security by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to such portfolio security and

          (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any portfolio security are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                       EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default with respect to any notes shall have occurred and be continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes will be determined by the calculation agent and will be equal to the principal amount of the note plus accrued but unpaid interest thereon to but excluding the date of early repayment, if applicable, calculated as though the date of early repayment were the stated maturity date of the notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.

                                 THE PORTFOLIO

General

     The following information has been derived from publicly-available documents published by Pfizer Inc., Sepracor Inc. and Warner-Lambert Co. We make no representation or warranty as to the accuracy or completeness of the following information:

     Pfizer Corporation ("Pfizer") is a research-based, global pharmaceutical company that develops and manufactures medicines for humans and animals and maintains its principal executive offices in New York City, New York. The pharmaceutical industry in which it is based is highly competitive and heavily regulated in most of the countries in which Pfizer operates. As of December 31, 1998, Pfizer and its subsidiaries employed approximately 46,400 people in operations throughout the world. The pharmaceutical segment includes prescription pharmaceuticals for treating cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, allergies and arthritis among other disorders. The animal health division includes anti-parasitic, anti-infective and anti-inflammatory medicines and vaccines for livestock, poultry and companion animals. Pfizer also conducts international banking operations through a subsidiary, Pfizer International Bank Europe based in Dublin, Ireland, which makes loans and accepts deposits in several currencies in international markets.

     Sepracor Inc. is a specialty pharmaceutical company focused on the development of drugs that are improved versions of widely prescribed pharmaceutical compounds and maintains its principal offices in Marlborough, Massachusetts. The pharmaceutical industry in which it is based is highly competitive and heavily regulated in most of the countries in which Sepracor operates. As of December 31, 1998, Sepracor employed 300 persons, almost half of whom were engaged in research and development activities. Sepracor's strategy for commercializing its products includes licensing and co-promotion collaborations with major pharmaceutical companies and direct marketing through one or more sales forces. Sepracor has established one subsidiary, BioSepra, a publicly-traded developer and manufacturer of products that aid in the purification and production of biopharmaceuticals by pharmaceutical companies.

     Warner Lambert Co. is an international pharmaceutical company that develops, manufactures and sells pharmaceutical products, consumer health staples and confectionery products. It maintains its principal executive offices in Morris Plains, New Jersey. Each of the industries in which Warner Lambert operates are highly competitive and, in addition, are subject to varying degrees of government regulation in the countries in which it manufactures and distributes its commodities. As of December 31, 1998, Warner Lambert employed approximately 41,000 people throughout the world. The principal products of Warner Lambert's pharmaceutical segment are ethical pharmaceuticals, biologicals and capsules that serve as analgesics, anti-convulsants, anti-infectives, and treat disorders such as diabetes and Alzheimers. Warner Lambert's consumer health care division produces over-the-counter health staples, shaving products and pet care items. The primary commodities produced in the confectionery division are chewing gum, breath mints and cough tablets.

     While the portfolio consists of the common stock issued by three companies involved in the pharmaceutical industry, the portfolio is not intended to provide an indication of the pattern of price movements of common stocks of pharmaceutical corporations generally. See "Risk Factors General" in this pricing supplement. Each of the portfolio securities is presently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the portfolio securities can be located at the SEC's facilities or through the SEC's website by reference to SEC file number 1-03619 for Pfizer Inc., SEC file number 0-19410 for Sepracor Inc. and SEC file number 1-03608 for Warner-Lambert Co. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of any such information or reports.

     The inclusion of a portfolio security in the portfolio is not a recommendation to buy or sell such portfolio security and neither ML&Co. nor any of its affiliates make any representation to any purchaser of notes as to the performance of the portfolio.

     ML&Co. is not affiliated with any of the issuers of the portfolio securities and the issuers of the portfolio securities have no obligations with respect to the notes. This pricing supplement relates only to the notes offered hereby and does not relate to the portfolio securities or other securities of the issuers of the portfolio securities. All disclosures contained in this pricing supplement regarding the issuers of the portfolio securities are derived from the publicly available documents described in the preceding paragraph. Neither ML&Co. nor MLPF&S has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the portfolio securities in connection with the offering of the notes. Neither ML&Co. nor MLPF&S makes any representation that such publicly available documents or any other publicly available information regarding the issuers of the portfolio securities are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the portfolio securities have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the portfolio securities could affect the amount received at maturity with respect to the notes and therefore the trading prices of the notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the notes as to the performance of the portfolio securities.

     ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the issuers of the portfolio securities including extending loans to, or making equity investments in, such issuers or providing investment banking or advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to such issuers and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to such issuers.

     Any prospective purchaser of a note should undertake an independent investigation of the issuers of the portfolio securities as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Computation of the amount payable at maturity or upon early redemption or exchange

     The amount payable at maturity or upon earlier redemption or exchange, as the case may be, will equal the sum of the products, for each of the portfolio securities, of the market price, as multiplied by the applicable multiplier for each such portfolio security, in each case as determined by the calculation agent. The securities listed in the following table are the portfolio securities and will be used to calculate the amount payable to you. You will not have any right to receive portfolio securities.

     The following table sets forth for each portfolio security the issuer, the primary market or securities exchange on which the portfolio security is traded, the approximate market capitalization, the percentage of each portfolio security in the portfolio, the initial price and the initial share multipliers:


          Issuer of the           Primary         Approximate             % of                Initial price          Initial share
       portfolio security         market     market capitalization      portfolio                                     multiplier
                                                      as of
                                                 April 15, 1999
-----------------------------  ----------- --------------------------  ----------------      ----------------      ----------------
                                                   (In millions)
Pfizer Inc...................     NYSE                $168,112            333.33              128.25                (2.5991 x 0.86)
Sepracor Inc.................     NASDAQ              $  3,047            333.33              101.00                (3.3004 x 0.86)
Warner-Lambert Co............     NYSE                $ 55,851            333.34               69.1875              (4.8178  x 0.86)

     The initial share multiplier relating to each portfolio security is equal to the product of 0.86, the exchange ratio, and an initial number of shares for each portfolio security, based on the initial price of such portfolio security, included in the calculation of an initial portfolio value so that each portfolio security represents an approximately equal percentage of the portfolio. The initial price of each portfolio security used to calculate the initial share multiplier relating to each such portfolio security was determined by the calculation agent. The respective share multipliers will remain constant for the term of the notes unless adjusted for certain corporate events as described in "Dilution and Reorganization Adjustments".

Data on the portfolio securities

     Pfizer and Warner-Lambert's common stock is principally traded on the NYSE. Sepracor's common stock is a principally traded on NASDAQ Stock Market. The following table sets forth the high and low closing price during 1996, 1997, 1998 and during 1999 through March 31, 1999. On April 22, 1999, the closing price of Pfizer's common stock was $128 1/4 per share, Sepracor common stock was $101 per share, and Warner-Lambert common stock was $69 3/16 per share. The closing prices and dividends per share listed below were obtained from Bloomberg Financial Markets. The historical prices of the portfolio securities should not be taken as an indication of future performance, and no assurance can be given that the price of the portfolio securities will not decrease. Nor can assurance be given that the price of the portfolio securities will increase above the issue price so that at maturity the beneficial owners of the notes will receive cash in an amount in excess of the principal amount of the notes.

                                                               Dividends per
                                   High           Low            share(1)
                                   ----           ---        ---------------
Portfolio securities
--------------------

Pfizer Inc.

1996

     First Quarter.............    35 1/8        30 3/8          0.15
     Second Quarter............    37 7/8        32 5/16         0.15
     Third Quarter.............    39 9/16       34 15/16        0.15
     Fourth Quarter............    45 1/4        39 3/8          0.15

1997

     First Quarter.............    49 3/8        40 15/16        0.17
     Second Quarter............    61            41 11/16        0.17
     Third Quarter.............    63 3/4        52 7/16         0.17
     Fourth Quarter............    77 13/16      60 1/4          0.17

1998

     First Quarter.............    99 11/16      73 15/16        0.19
     Second Quarter............    118 1/4       97 9/16         0.19
     Third Quarter.............    118 11/16     93              0.19
     Fourth Quarter............    126 1/8       87 1/2          0.19

1999

     First Quarter.............    143 1/16      113 1/2         0.22

Sepracor Inc.
1996

     First Quarter.............    19 7/8        14 1/8           -
     Second Quarter............    15 7/8        12 3/8           -
     Third Quarter.............    15 7/8        10 7/8           -
     Fourth Quarter............    16 7/8        14 3/8           -

1997

     First Quarter.............    26 1/2        16 1/2           -
     Second Quarter............        27        18 33/64         -
     Third Quarter.............    36 1/8        19 13/16         -
     Fourth Quarter............    41 9/16       33               -

                                                             Dividends per
                                 High          Low              share(1)
                             -----------   ----------     -----------------
1998

     First Quarter...........   43 5/16      35 1/8               -
     Second Quarter..........   46 3/4       36 3/4               -
     Third Quarter...........   70 1/2       42 3/4               -
     Fourth Quarter..........   88 5/8       53                   -
1999
     First Quarter...........   139 3/8      89 7/8               -

Warner-Lambert Co.
1996

     First Quarter...........   17 53/64     15 1/64            0.115
     Second Quarter..........   19 9/64      17 5/8             0.115
     Third Quarter...........   22           17 3/4             0.115
     Fourth Quarter..........   26 11/64     20 45/64           0.115
1997
     First Quarter...........   30 27/64     24 5/64           0.126667
     Second Quarter..........   41 27/64     28 21/64          0.126667
     Third Quarter...........   48 21/64     42                0.126667
     Fourth Quarter..........   50 21/64     36 19/64          0.126667

1998

     First Quarter...........   56 49/64     40 3/8              0.16
     Second Quarter..........   41 27/64     28 21/64            0.16
     Third Quarter...........   83 1/8       65  1/4             0.16
     Fourth Quarter..........   81 1/4       63 13/16            0.16

1999

    First Quarter...........    75 13/16     63 7/8              0.20

______________
     (1) ML&Co. makes no representation as to the amount of dividends, if any, that the issuers of the portfolio securities will pay in the future. Holders of the notes will not be entitled to receive dividends, if any, that may be payable on the portfolio securities.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by ML&Co. from the sale of the notes will be used for general corporate purposes and, in part, by ML&Co. or one or more of its affiliates in connection with hedging ML&Co.'s obligations under the notes. See also "Use of Proceeds" in the accompanying prospectus.

     In connection with ML&Co.'s obligations under the notes, ML&Co. has entered into hedging arrangements related to the portfolio securities with an affiliate of ML&Co. In connection therewith, such affiliate has purchased shares of the portfolio securities in secondary market transactions at or before the time of the pricing of the notes. ML&Co., MLPF&S and other affiliates of ML&Co. may from time to time buy or sell the portfolio securities for their own accounts, for business reasons or in connection with hedging ML&Co.'s obligations under the notes. These transactions could affect the price of the portfolio securities.

                     UNITED STATES FEDERAL INCOME TAXATION

General

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the notes or securities with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. Prospective investors in the notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the assumption that each note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of a note had the notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. holders

     On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the Final Regulations generally require a U.S. holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

     In particular, solely for purposes of applying the Final Regulations to the notes, ML&Co. has determined that the projected payment schedule for the notes will consist of the stated interest payments on the note (other than the final stated interest payment) and a payment at maturity equal to $1,418.19 per $1,000 of principal amount of the notes ("Projected Redemption Amount"). This represents an estimated yield on the notes equal to 5.91% per annum, compounded semiannually. Accordingly, during the term of the notes, a U.S. holder of a note will be required to include in income the sum of the daily portions of interest on the note that are deemed to accrue at this estimated yield for each day during the taxable year, or portion of the taxable year, on which the U.S. holder holds such note. The amount of interest that will be deemed to accrue in any accrual period, i.e., generally each six-month period during which the notes are outstanding, will equal the product of this estimated yield, properly adjusted for the length of the accrual period, and the note's adjusted issue price at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a note's adjusted issue price will equal the note's issue price, increased by the interest previously accrued on the note and reduced by interest payments received on the notes. As a result of the foregoing rules, a U.S. holder will not be required to include in income the stated interest payments received on its notes. Upon maturity of a note on April 27, 2006, in the event that the amount payable upon maturity (the "Actual Redemption Amount") exceeds $1,418.20 for every $1,000 note, a U.S. holder will be required to include the excess of the Actual Redemption Amount over $1,418.20 per $1,000 (i.e., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than $1,418.20 per $1,000 of principal amount of notes (i.e., the Projected Redemption Amount), the excess of the Projected Redemption Amount over the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. holder with respect to the note for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of the Projected Redemption Amount over the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. holders purchasing a note at a price that differs from the adjusted issue price of the note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. holders should consult their own tax advisors concerning these rules.

     Upon the sale, redemption or exchange of a note prior to the maturity of the note, a U.S. holder will be required to recognized taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. holder upon such sale and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal such U.S. holder's initial investment in the note increased by any interest previously included in income with respect to the note by the U.S. holder and reduced by interest payments received on the note. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. holder's total interest inclusions on the note. Any remaining loss generally will be treated as long-term or short-term capital loss, depending upon the U.S. holder's holding period for the note. All amounts includible in income by a U.S. holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

     Prospective investors in the notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the notes. Investors in the notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

     The projected payment schedule, including both the Projected Redemption Amount and the estimated yield on the notes, has been determined solely for United States federal income tax purposes, i.e., for purposes of applying the Final Regulations to the notes, and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be.

     The following table sets forth the amount of interest that will be deemed to have accrued with respect to each $1,000 principal amount of the notes during each accrual period over the term of the notes based upon the projected payment schedule for the notes, including both the Projected Redemption Amount and the estimated yield equal to 5.91% per annum (compounded semiannually), as determined by ML&Co. for purposes of applying the Final Regulations to the notes:

Accrual Period                                 Interest        Total Interest
--------------                                 Deemed to         Deemed to
                                            Accrue During       Have Accrued
                                            Accrual Period      on the Notes
                                             (per $1,000)      as of the End of
                                                                Accrual Period
                                                                 (per $1,000)
                                            ------------------------------------

April 27, 1999 through October 27, 1999........ $29.55              $ 29.55
October 28, 1999 through April 27, 2000........ $30.28              $ 59.83
April 28, 2000 through October 27, 2000........ $31.02              $ 90.85
October 28, 2000 through April 27, 2001........ $31.79              $122.64
April 28, 2001 through October 27, 2001........ $32.58              $155.22
October 28, 2001 through April 27, 2002........ $33.40              $188.62
April 28, 2002 through October 27, 2002........ $34.24              $222.86
October 28, 2002 through April 27, 2003........ $35.10              $257.96
April 28, 2003 through October 27, 2003........ $35.99              $293.95
October 28, 2003 through April 27, 2004........ $36.91              $330.86
April 28, 2004 through October 27, 2004........ $37.85              $368.71
October 28, 2004 through April 27, 2005........ $38.82              $407.53
April 28, 2005 through October 27, 2005........ $39.82              $447.35
October 28, 2005 through April 27, 2006........ $40.85              $488.20

_______________
Projected Redemption Amount = $1,418.20 per $1,000 principal amount of notes.